Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form type)

LESAKA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(2)	(3)	(4)
	Equity	Preferred Stock, par value $0.001 per share	457(o)	(2)	(3)	(4)
	Debt	Debt Securities	457(o)	(2)	(3)	(4)
	Other	Warrants	457(o)	(2)	(3)	(4)
	Other(1)	Units	457(o)	(2)	(3)	(4)
	Unallocated (Universal) Shelf	-	457(o)	(2)	(3)	$350,000,000(4)	.0000927	$32,445
Fees Previously Paid	Unallocated (Universal) Shelf	-	457(o)	-	-	$350,000,000	.0001212	$42,420(5)
	Total Offering Amounts					$350,000,000		$32,445
	Total Fees Previously Paid							$42,420
	Total Fee Offsets							-
	Net Fee Due							$0

(1) Consists of some or all of the securities listed above.

(2) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $350,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $350,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.

(4) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, as amended. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $350,000,000.

(5) Pursuant to Rule 457(p) under the Securities Act, $42,420 of previously paid filing fees have not been used with respect to certain securities that were previously registered on Form S-3 (Registration No. 333-228713) initially filed with the Securities and Exchange Commission by Lesaka Technologies, Inc. on December 7, 2018. All $350,000,000 of such securities remain unsold and the filing fee therefor is hereby offset against the currently due filing fee. As a result, no fee is being paid in connection with this filing.